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                                                                    Exhibit 23.2


                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the Triad Hospitals, Inc. Employee Stock Purchase Plan of our report dated February 26, 1999, with respect to the combined balance sheet of the net assets and operations to be contributed to Triad Hospitals, Inc. as of December 31, 1998 and the related combined statements of operations, equity and cash flows for each of the two years in the period ended December 31, 1998, included in the Form 10-K for the year ended December 31, 1999.



                                                Ernst & Young LLP


Nashville, Tennessee
March 27, 2000